EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE
-----------------------

                      BLUE HOLDINGS, INC. FILES FORM 8-K/A
              REPORTING FIRST QUARTER EARNINGS OF ANTIK DENIM, LLC

     LOS ANGELES, CA - JUNE 8, 2005 - BLUE HOLDINGS, INC. (OTC BB: BLHL) today filed a Current Report on Form 8-K/A with the Securities and Exchange Commission, amending its Current Report on Form 8-K filed on April 29, 2005, to report the first quarter earnings of Antik Denim, LLC, which it acquired on April 29, 2005. For the quarter ended March 31, 2005, net sales of Antik Denim amounted to $4.4 million with a pre-tax income of $1.127 million, as compared to net sales of $395,000 and a net loss of $1.1 million for the period from Antik Denim's inception (September 13, 2004) through December 31, 2004.

     "The results of Antik are encouraging and we look forward to keeping this momentum in the future." Said Paul Guez, Chairman, Chief Executive Officer and President.

ABOUT BLUE HOLDINGS, INC. AND ANTIK DENIM, LLC

     Blue Holdings, Inc., through its wholly-owned subsidiary, Antik Denim, LLC, designs, develops, manufactures, markets, distributes and sells high end fashion jeans, apparel and accessories with a western flair under the "Antik Denim" brand, both in the United States and internationally. Antik's principal products are high end fashion jeans with a western flair that Antik designs, manufactures, markets, distributes and sells under the "Antik Denim" label. Antik currently sell men's and women's styles and is in the process of launching a children's line. Antik Denim brand jeans are made from high quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting edge treatments and finishes. Its concepts, designs, embellishments, patent pending pockets, and great attention to detail and quality give it a competitive advantage in the high end fashion jean market.

     It markets and distributes its products by participating in industry trade shows, as well as through its show rooms in Los Angeles and New York. Antik's products are sold in the United States to department stores and boutiques such as Saks Fifth Avenue, Neiman Marcus, Nordstrom, Barney's, Bloomingdales, Bergdorf Goodman, Macy's East, Planet Blue, Atrium, Fred Segal, Intermix, and Lulu's, as well as smaller boutiques throughout the country.


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FORWARD-LOOKING  STATEMENTS
---------------------------

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding Antik's anticipated rapid growth. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for Antik's products, the introduction of new products, Antik's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Antik's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:  Patrick  Chow
          Chief  Financial  Officer
          Blue  Holdings,  Inc.
          (323)  725-5555